Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information, each dated March 1, 2024, and each included in this Post-Effective Amendment No. 266 to the Registration Statement (Form N-1A, File No. 002-13628) of Deutsche DWS Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated January 23, 2024, with respect to the financial statements and financial highlights of DWS ESG Core Equity Fund and DWS CROCI® Equity Dividend Fund (two of the funds constituting Deutsche DWS Investment Trust), which are included in the Annual Reports to Shareholders (Forms N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 23, 2024